UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of report (Date of earliest event reported): August 31, 2006
DIRT MOTOR SPORTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18045 (Commission File Number)	84-0953839 (IRS Employer Identification No.)
3600 W. Main, Suite 150
Norman, Oklahoma 73072
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (887) 5-RACING
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Cary Agajanian, 64, has been appointed to the Company’s Board of Directors. Mr. Agajanian shall serve on the Board until his election at the Company’s meeting of stockholders. Mr. Agajanian literally grew up in the sport of auto racing, with his family running racing teams and racetracks. He now owns Motorsports Management International, a multi-faceted company that is an industry leader in the areas of event representation, corporate consulting, and sponsorship negotiation. For the past 10 years, Mr. Agajanian has served on Motorsports boards such as the Automobile Competition Committee of the United States (ACCUS), the American Motorcyclist Association (AMA, Vice-Chairman), the United States Auto Club (USAC), and the Sports Car Clubs of America (SCCA). Mr. Agajanian’s company has been involved in securing hundreds of sponsorship arrangements and is one of the leading companies in the United States to offer race drivers premium representation services in corporate structures, pension benefits, trusts and estates and contract negotiation. NASCAR NEXTEL Cup champion Tony Stewart, as well as several other leading drivers, has been represented by Motorsports Management International, LLC, and Agajanian also previously represented Jeff Gordon. Mr. Agajanian’s family has entered cars in the Indianapolis 500 beginning in 1948, and he now owns one of the premier teams in NASCAR.
     There are no family relationships among Mr. Agajanian and our current officers or directors. Mr. Agajanian did not have a direct or indirect material interest in any transaction with the Company occurring during the last two years.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
     The following is a list of exhibits filed as part of this Current Report on Form 8-K:

99.1	Press release announcing the appointment of Cary Agajanian, to the Company’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: August 31, 2006	DIRT MOTOR SPORTS, INC.
	By:	/s/ Brian Carter
		Name:	Brian Carter
		Title:	Executive Vice President and CFO